Exhibit 10     Compensation of Named Executive Officers and Directors

Compensation of Named Executive Officers

Our named executive officers are at-will employees. We do not have a written employment contract with any of them. We or each of the named executive officers can terminate the employment relationship at any time, for any reason with or without cause.

For each of our named executive officers set forth in the table below (the “Named Executive Officers”), we have set his or her respective annual salaries and expect to contribute to his or her respective profit sharing trust account for 2016, as follows:

		Estimated
	2016	Profit Sharing
	Salary	Trust Contribution{1}
Karen Colonias	$371,315	$26,500
President and Chief Executive Officer

Ricardo Arevalo	222,789	22,279
Chief Operating Officer, Simpson Strong-Tie Company Inc.

Roger Dankel	222,789	22,279
President of North American Sales, Simpson Strong-Tie Company Inc.

Brian J. Magstadt	258,157	25,816
Chief Financial Officer, Treasurer and Secretary

Jeffrey E. Mackenzie	192,903	19,290
Vice President

{1} If we employ him or her on December 31, 2016, or if he or she retires after reaching the age of sixty or older during 2016, we will contribute to his or her profit sharing trust account 10% of his or her salary, with a contribution limit of $26,500 for 2016, plus a pro rata share of forfeitures by other participants in our profit sharing trust program. The estimates in this table assume that no such forfeitures will occur. Of this 10% contribution, 7% will be paid in 2017, and 3% will be paid quarterly in the month following the last month of each calendar quarter of 2016.

The 2016 salaries for each of the Named Executive Officers represent an increase of 3% over their 2015 salaries.

Each of our officers participates in our Executive Officer Cash Profit Sharing Plan, which is designed to reward them with quarterly cash bonuses based on qualified operating profit for Simpson Strong-Tie Company Inc. less a return on assets, as established by our Board of Directors. For this purpose, we generally define qualified operating profit as:

Income from operations of Simpson Strong-Tie Company Inc.

Plus:    Stock compensation charges
Certain incentive compensation and commissions
Salaried pension contributions
Self-insured workers’ compensation costs
Impairment of Goodwill

Equals:    Qualified operating profit

Once we determine the qualified operating profit, we subtract qualifying levels based on a specified return on assets (also as established by our Board of Directors) to determine the pool of profit available to participating officers and employees of our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan.. We generally determine the return on assets as follows:

Average assets of Simpson Strong-Tie Company Inc., net of specified liabilities, for the 3 months ending on the last day of the second month of the quarter

Less:    Cash
Real estate
Acquired assets (excluding cash, real estate, goodwill and
indefinite lived intangible assets) based on tiered phase-in schedule
Goodwill and indefinite lived intangible assets
Self-Insured workers’ compensation reserves

Multiplied by:    Specified return percentage for Simpson Strong-Tie Company Inc.

Equals:    Qualifying level

In general, approximately one-third of the Company's qualified operating profit in a quarter in excess of the qualifying level is allocated to the pool of profits available to participating officers and employees of our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan. The remainder is retained by the Company.

Depending on our operating profit for each of the 4 quarters of 2016, our Named Executive Officers may receive payouts after our quarterly earnings are announced to the public. Whether or not we pay amounts in any quarter under the Executive Officer Cash Profit Sharing Plan does not affect the Named Executive Officers' ability to earn amounts in any other quarter. If the qualified operating profit is lower or higher than the targeted qualified operating profit, the payouts will be correspondingly lower or higher, but we generally do not make any payment when the qualified operating profit for the quarter is less than the qualifying level for the quarter.

For the full year 2016, the annual targeted operating profit, annual estimated qualifying level and annual targeted payouts for each of the Named Executive Officers are as follows:

	Annual Targeted	Annual Estimated	Annual Targeted
	Operating Profit	Qualifying Level	Payout{1}
Karen Colonias	$152,406,000	$75,780,000	$1,697,000
Ricardo Arevalo	152,406,000	75,780,000	470,000
Roger Dankel	152,406,000	75,780,000	470,000
Brian J. Magstadt	152,406,000	75,780,000	499,000
Jeffrey E. Mackenzie	152,406,000	75,780,000	331,000

{1} Amounts expected to be paid for the full year of 2016 if qualified operating profit targets established at the beginning of the year are met and the qualifying levels are as estimated at the beginning of the year.

We use these parameters only to provide incentive to our officers and employees who participate in our Executive Officer Cash Profit Sharing Plan and our Cash Profit Sharing Plan. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

Each of our officers is eligible to participate in our Amended and Restated 2011 Incentive Plan effective on April 21, 2015 (the "2011 A&R Incentive Plan") for 2016. We have two programs by which our officers may be awarded restricted stock units under our 2011 A&R Incentive Plan.

Standard RSU Program

The first program depends on whether we meet the applicable qualified operating profit goal for the preceding year. If we do not achieve the applicable qualified operating profit goal for a year, we do not grant restricted stock units to the affected officers for that year. If we achieve our qualified operating profit goal for 2016, computed as described above, we anticipate granting restricted stock units to the Named Executive Officers with respect to the following numbers of shares of our common stock:

		Restricted
	Operating	Stock Unit
	Profit Goal	Award
Karen Colonias	$152,406,000	24,900
Ricardo Arevalo	152,406,000	7,260
Roger Dankel	152,406,000	7,260
Brian J. Magstadt	152,406,000	10,375
Jeffrey E. Mackenzie	152,406,000	1,720

We use these parameters only for the purposes stated above. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

Restrictions on any restricted stock units awarded for achieving the operating profit goal will lapse 25% on the award date and 25% on each of the first, second and third anniversaries of the date of the award; provided, however, that 100% of the restricted stock units awarded for achieving the operating profit goal will vest immediately upon occurrence of certain events as set forth in the 2011 A&R Incentive Plan and the respective restricted stock unit agreement with each of the Named Executive Officers.

Strategic RSU Program

In order to include a longer term component of compensation for the Named Executive Officers, the Compensation and Leadership Development Committee of our Board of Directors has also approved an additional program for earning performance-based restricted stock unit awards.

These awards will depend on growth in our 2016 net sales in excess of our 2015 net sales. No restricted stock unit will be awarded if the company-wide 2016 net sales growth is, in our Board of Directors' determination, below 4.1%. The effects of acquisitions and divestitures in 2016, if any, are excluded from the determination of growth in net sales. If, in our Board of Directors’ determination, the company-wide 2016 net sales growth is at or above 4.1%, we anticipate granting to each of the Named Executive Officers restricted stock units, between half and twice of the targeted restricted stock units awarded for achieving the operating profit goal, depending on a linear function of our 2016 company-wide net sales growth between 4.1% and 8.3% in comparison to 2015 net sales, as follows:

	Target	Minimum Threshold	Maximum
			Restricted Stock
	Restricted Stock	Restricted Stock	Units (at or
	Units (at 5.5% Net	Units (at 4.1% Net	above 8.3% Net
	Sales Growth)	Sales Growth)	Sales Growth)
Karen Colonias	24,900	12,450	49,800
Ricardo Arevalo	7,260	3,630	14,520
Roger Dankel	7,260	3,630	14,520
Brian J. Magstadt	10,375	5,187	20,750
Jeffrey E. Mackenzie	2,290	1,145	4,580

The number of shares of our common stock stated on the face of the restricted stock units awarded for achieving the net sales growth goal as computed above, however, is not necessarily the number of shares of common stock that will eventually vest in favor of the Named Executive Officers under such restricted stock units. Pursuant to the 2011 A&R Incentive Plan and the respective restricted stock unit agreement with each of the Named Executive Officers, the number of shares of our common stock, which will eventually vest in favor of them, will be between 80% and 120% of the targeted shares under the respective restricted stock unit agreement with each of the Named Executive Officers. The targeted shares are 5/6 of the number of shares of our common stock stated on the face of the restricted stock units awarded for achieving the net sales growth goal (the “Targeted Shares”).

The number of shares of our common stock that will eventually vest under the restricted stock units awarded to each of the Named Executive Officers for achieving the net sales growth goal will be modified by a total stockholder return ("TSR") multiplier up or down by up to 20% based on the Company's relative performance in the S&P Small Cap 600 Index measured from January 1, 2017, through December 31, 2019. If the Company's total return ranks at or above the 85th percentile in the index, 120% of the Targeted Shares will eventually vest. If the Company's total return falls at the 50th percentile in the index, 100% of the Targeted Shares will eventually vest. If the Company's total return ranks at or below the bottom 40th percentile in the index, 80% of the Targeted Shares will eventually vest. Otherwise, if the Company's total return falls between the 40th percentile and the 50th percentile in the index, between 80% and 100% of the Targeted Shares will eventually vest, and if the Company's total return falls between the 50th percentile and the 85th percentile in the index, between 100% and 120% of the Targeted Shares will eventually vest.

Therefore, if the Company exceeds the qualified operating profit goal, reaches or exceeds the maximum sales growth goal and ranks at or above the 85th percentile in the S&P Small Cap 600 Index, we expect the number of shares of our common stock that will vest in favor of each of the Named Executive Officers to be as follows:

	Maximum Potential Restricted Stock Unit Awards
	Achieving Operating	Achieving Sales	20% TSR
	Profit Goal	Growth Goal	Multiplier	Total
Karen Colonias	24,900	49,800	9,960	84,660
Ricardo Arevalo	7,260	14,520	2,904	24,684
Roger Dankel	7,260	14,520	2,904	24,684
Brian J. Magstadt	10,375	20,750	4,150	35,275
Jeffrey E. Mackenzie	1,720	4,580	916	7,216

We use these parameters only for the purposes stated above. You should not draw any inference whatsoever from these parameters about our future financial performance. You should not take these parameters as projections or guidance of any kind.

Restrictions on any restricted stock units awarded for achieving the net sales growth goal will lapse on the third anniversary of the date of the award; provided, however, that 100% of the Targeted Shares will vest immediately upon occurrence of certain events as set forth in the 2011 A&R Incentive Plan and the respective restricted stock unit agreement with each of the Named Executive Officers.

In 2016, the Company will continue to give each of Roger Dankel and Ricardo M. Arevalo the remainder of the $3,500 per month that was approved in 2014 for a housing allowance. In addition, Roger Dankel will be fully reimbursed for expenses associated with the relocation of his current home to a new home that is in the area of the Company’s home office. These relocation expenses will include, among other things, assistance with finding a home, including travel, non-recurring transactions fees associated with buying a home, packing and shipping of household and personal items and temporary lodging. The Company cannot estimate the value or the timing of these relocation expenses at this time.

In February 2015, the Compensation and Leadership Development Committee created stock ownership guidelines for each of the Named Executive Officers. The guidelines count only common stock and do not include stock options or restricted stock units. Each of the Named Executive Officers has until 2020 to comply with these guidelines. The guideline for the minimum value of stock ownership of the Company for each of the Named Executive Officers is as follows:

Stock
Ownership
Guideline
Karen Colonias	$3,000,000
Ricardo Arevalo	700,000
Roger Dankel	700,000
Brian J. Magstadt	700,000
Jeffrey E. Mackenzie	150,000

Compensation of Directors

We pay each of our directors, who is not also an officer or employee, an annual cash retainer of $65,000. We pay the Chair of the Board of Directors an additional annual fee of $56,500 and we pay the Chair of each of the Audit Committee, the Compensation and Leadership Development Committee, the Acquisition and Strategy Committee and the Governance and Nominating Committee an additional annual fee of $10,000. The annual retainer is paid quarterly and the fees for the Chair of the Board of Directors and each of the committees are paid at the time of the annual meeting of stockholders each year, and are not prorated. Outside directors will also receive $2,000 for every day in excess of 12 during a single calendar year that the Board of Directors and/or committee meetings are held. We also reimburse outside directors for expenses that they incur to attend Board of Directors and committee meetings, to visit our facilities and to participate in educational programs. We pay each outside director $3,000 per day and reimburse his or her expenses when he or she visits our facilities to observe operations.

Each of our outside directors, whether newly appointed or continuing his or her service, is eligible to receive an award of restricted stock units under our 2011 A&R Incentive Plan for 2016. The value of the award approximates the value of the annual cash retainer. The awards are made at the time of the annual meeting of stockholders each year and restrictions on 100% of the restricted stock units lapse on the award date.

In February 2015, the Compensation and Leadership Development Committee created stock ownership guidelines for each of our directors, who is not also an officer or employee. The guideline counts only common stock owned and does not include stock options or restricted stock units. Each of such directors has until 2020 to comply with this guideline. The guideline for the minimum value of stock ownership of the Company for each of such directors is computed as 3 times their annual cash retainer or $195,000.